Exhibit 99.1

CONTACT:	Jerry Gappens
(704) 455-3209 or
Lauri Wilks
(704) 455-3239

— For Immediate Release —

Speedway Motorsports Purchases New Hampshire International Speedway

CHARLOTTE, N.C. (Nov. 2, 2007) – Speedway Motorsports, Inc. (NYSE:TRK) has agreed to purchase New Hampshire International Speedway from Bob and Gary Bahre for $340 million in cash. The agreement was announced today by O. Bruton Smith, founder, chairman and chief executive officer of Speedway Motorsports, Inc. The acquisition is expected to close in the first quarter of 2008.

To align with other SMI-owned speedway brands, the track will be renamed New Hampshire Motor Speedway following completion of the acquisition.

The speedway, which opened in 1990 and hosts two NASCAR NEXTEL Cup Series events each year, is located about one hour north of Boston in Loudon, N.H. According to the latest census numbers, the population within 200 miles of the speedway is more than 18 million people. The venue is easily accessible via Interstate highways from all metro areas in the northeastern United States and eastern Canada.

Located on approximately 1,100 acres, the multi-use complex is the largest sports facility in New England and features a 1.058-mile oval speedway, with chair-back seating for 92,000 spectators, and a 1.6-mile road course.

The speedway hosts the only NASCAR NEXTEL Cup Series, NASCAR Busch Series, and NASCAR Craftsman Truck Series events held in the six-state New England region. Both NASCAR NEXTEL Cup Series races regularly sell out and exceed the NFL Super Bowl in attendance.

“This is a wonderful opportunity for our company to grow our business as we continue to invest in this sport and the motorsports industry,” said Smith.

Smith added that he has offered Bob Bahre the opportunity to remain associated as a consultant with the track that he built.

(more)

In addition to the major NASCAR races, the track hosts several regional professional racing series, including the NASCAR Grand National Division, NASCAR Busch East Series and the NASCAR Whelen Modified Tour. Amateur series events complete the schedule with SCCA sports cars, motorcycles, World Karting Association go-karts and racing schools.

New Hampshire Motor Speedway will join a strong portfolio of SMI facilities. The company also owns and operates Atlanta Motor Speedway, Bristol Motor Speedway in Bristol, Tenn., Infineon Raceway in Sonoma, Calif.; Las Vegas Motor Speedway, Lowe’s Motor Speedway in Concord, N.C.; and Texas Motor Speedway in Ft. Worth, Texas.

With this acquisition, the company will own race tracks in the West, Northeast, Southeast and Southwest, including four of the nation’s top-10 metropolitan markets.

The breakdown includes: the sixth-largest market (Infineon/San Francisco); the fifth-largest market (Texas/Dallas-Ft. Worth); the seventh-largest market (New Hampshire/Boston); the ninth-largest market (Atlanta); the 25th-largest market (Lowe’s/Charlotte); the 41st-largest market (Las Vegas); and the 92nd-largest market (Bristol/Tri-Cities).

Speedway Motorsports, Inc. will promote 13 NASCAR-sanctioned Sprint (formerly NEXTEL) Cup races in 2008 and nine NASCAR-sanctioned Nationwide (formerly Busch) Series events. Combined seating for the seven SMI facilities will exceed 850,000 permanent seats.

About Speedway Motorsports, Inc.

Speedway Motorsports, Inc. is a leading promoter, marketer and sponsor of motorsports activities in the United States. The company owns and operates Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe’s Motor Speedway and Texas Motor Speedway. The company also provides souvenir merchandising services through its SMI Properties subsidiary; provides radio programming, production and distribution through its Performance Racing Network subsidiary; develops electronic and media promotional programming and distributes wholesale and retail racing apparel through The Source International subsidiary; and manufactures and distributes smaller-scale, modified racing cars and parts through its 600 Racing subsidiary. It also co-owns Motorsports Authentics, a joint venture with International Speedway Corporation formed in August, 2005 to produce, market and sell licensed motorsports merchandise.

This news release contains forward-looking statements, particularly statements with regard to the Company’s future operations and financial results. There are many factors that affect future events and trends of the Company’s business including, but not limited to, consumer and corporate spending sentiment; air travel; governmental regulations; military actions; national or local catastrophic events; the success of and weather surrounding NASCAR, IRL, NHRA and other racing events; our relationship with NASCAR and other sanctioning bodies; the success of expense reduction efforts; capital projects; expansion; economic conditions; stock repurchases; financing needs; insurance; litigation; taxes; oil and gas activities and associated profitability; geopolitical situations in foreign countries; and other factors outside of management control. These factors and other factors, including those contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results

(more)

or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

(more)